EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Regency Centers Corporation:

We consent to the use of our reports, dated February 27, 2008, with respect to the consolidated balance sheets of Regency Centers Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal controls over financial reporting as of December 31, 2007, incorporated by reference herein.

/s/ KPMG LLP

Certified Public Accountants
Jacksonville, Florida
March 21, 2008